Exhibit 2.1
Agreement and Plan of Reorganization
     This Agreement and Plan of Reorganization (the “Agreement”) entered into as of the 25th day of May, 2011, by and between United Fire & Casualty Company, an Iowa corporation (“UFC”), United Fire Group, Inc., an Iowa corporation (“HoldingCo”) and UFC MergeCo, Inc., an Iowa corporation (“MergeCo”).
Recitals
     A. As of the date hereof, the authorized capital stock of UFC consists of (i) 75,000,000 shares of common stock, par value $3.33 1/3 per share (“UFC Common Stock”), of which approximately 26,195,552 shares are issued and outstanding, approximately 1,025,191 shares are reserved for issuance under UFC’s Plans (as defined below) and upon exercise of outstanding UFC Awards (as defined below) and no shares are held in treasury, and (ii) 10,000,000 shares of preferred stock, no par value per share (“UFC Preferred Stock”), of which none is outstanding.
     B. As of the date hereof, the authorized capital stock of HoldingCo consists of (i) 75,000,000 shares of common stock, par value $0.001 per share (“HoldingCo Common Stock”), of which 100 shares are issued and outstanding, and (ii) 10,000,000 shares of preferred stock, no par value per share (“HoldingCo Preferred Stock”), of which none is outstanding.
     C. As of the date hereof, all of the issued and outstanding common stock of MergeCo (“MergeCo Common Stock”) is held by HoldingCo.
     D. HoldingCo and MergeCo are newly formed entities organized for the purpose of participating in the transactions herein contemplated.
     E. The Board of Directors of each of UFC, HoldingCo and MergeCo has unanimously determined that it is advisable and in the best interests of their respective securityholders to reorganize to create a new holding company structure by merging UFC with MergeCo, with UFC being the surviving entity (sometimes hereinafter referred to as the “Surviving Company”), and converting each outstanding share of UFC Common Stock into one share of HoldingCo Common Stock, all in accordance with the terms of this Agreement.
     F. The Boards of Directors of each of HoldingCo, UFC and MergeCo and the sole shareholder of each of HoldingCo and MergeCo have all approved this Agreement and the merger of UFC with MergeCo upon the terms and subject to the conditions set forth in this Agreement (the “Merger”).
     G. The Boards of Directors of each of UFC and MergeCo have declared advisable this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement, and the Boards of Directors of each of UFC and MergeCo has unanimously determined to recommend to the shareholders of UFC and MergeCo the adoption of this Agreement and the approval of the Merger, subject to the terms and conditions hereof and in accordance with the provisions of the Iowa Business Corporation Act (the “IBCA”).
     H. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code, as well as a transaction to which Section 351(a) of the Code applies.
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, UFC, HoldingCo and MergeCo hereby agree as follows:
     1. The Merger.
          a. The Merger. In accordance with Section 1102 of the IBCA, and subject to and upon the terms and conditions of this Agreement, UFC shall, at the Effective Time (as defined below), be merged with MergeCo, the separate corporate existence of MergeCo shall cease, and UFC shall continue as the Surviving Company. At the Effective Time, the effect of the Merger shall be as provided in Section 1107 of the IBCA.
          b. Effective Time. The Merger shall become effective upon the filing of Articles of Merger with the Secretary of State of the State of Iowa or a later date specified therein (the “Effective Time”).
          c. Organizational Documents of the Surviving Company.
               (i) From and after the Effective Time, the amended and restated articles of incorporation of UFC, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the articles of incorporation of the Surviving Company until thereafter amended as provided therein or by applicable law.
               (ii) From and after the Effective Time, the amended and restated bylaws of UFC, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the bylaws of the Surviving Company (the “Surviving Company Bylaws”) until thereafter amended as provided therein or by applicable law.
          d. Directors. The directors of UFC immediately prior to the Effective Time shall be the initial directors of the Surviving Company and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Company Bylaws or as otherwise provided by law.
          e. Officers The officers of UFC immediately prior to the Effective Time shall be the initial officers of the Surviving Company and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Company Bylaws or as otherwise provided by law.
          f. Directors and Officers of HoldingCo. Prior to the Effective Time, UFC in its capacity as the sole shareholder of HoldingCo, agrees to take or cause to be taken all such actions as are necessary to cause those persons serving as the directors and executive officers of UFC immediately prior to the Effective Time to be elected or appointed as the directors and executive officers of HoldingCo, each such person to have the same office(s) with HoldingCo (and the same committee memberships in the case of directors) as he or she held with UFC, with the directors serving in the same class that they serve with UFC to serve until the earlier of the next meeting of the HoldingCo shareholders at which an election of directors of such class is held and until their successors are elected or appointed (or their earlier death, disability or retirement).
          g. Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of the IBCA. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of MergeCo or UFC acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of each of MergeCo and UFC, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of MergeCo and UFC or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.
          h. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of HoldingCo, MergeCo, UFC or the holder of any of the following securities:
               (i) Each share of UFC Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held in treasury, if any, which shall be automatically cancelled and retired without the payment of any consideration therefor) shall be converted into one duly issued, fully paid and nonassessable share of HoldingCo Common Stock (the “Merger Consideration”).
               (ii) The MergeCo common stock held by HoldingCo will automatically be converted into, and thereafter represent, 100% of the common stock of the Surviving Company.
               (iii) Each share of HoldingCo Common Stock owned by UFC immediately prior to the Merger shall automatically be cancelled and retired and shall cease to exist.
               (iv) From and after the Effective Time, holders of certificates formerly evidencing UFC Common Stock shall cease to have any rights as shareholders of UFC, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 1(j), below.
               (v) In accordance with Section 490.1302(2)(a) of the IBCA, no appraisal rights shall be available to holders of UFC Common Stock in connection with the Merger.
          i. No Surrender of Certificates; Direct Registration of HoldingCo Common Stock. At the Effective Time, each outstanding share of UFC Common Stock (other than any shares of UFC Common Stock to be cancelled in accordance with Section 1(h)(i)) shall automatically represent the same number of shares of HoldingCo Common Stock without any further act or deed by the shareholders of UFC or HoldingCo, and record of such ownership shall be kept in uncertificated, book entry form by HoldingCo’s transfer agent. Until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced UFC Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of HoldingCo Common Stock.
          j. Stock Transfer Books. At the Effective Time, the stock transfer books of UFC shall be closed and thereafter there shall be no further registration of transfers of shares of UFC Common Stock theretofore outstanding on the records of UFC. From and after the Effective Time, the holders of certificates representing shares of UFC Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of UFC Common Stock except as otherwise provided in this Agreement or by law. On or after the Effective Time, any certificates presented to the exchange agent or HoldingCo for any reason shall solely represent the right to receive the Merger Consideration issuable in respect of the shares of UFC Common Stock formerly represented by such certificates without any interest thereon.
          k. Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code, as well as a transaction to which Section 351(a) of the Code applies.
          l. Successor Issuer. It is the intent of the parties hereto that HoldingCo be deemed a “successor issuer” of UFC in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended, and Rule 414 under the Securities Act of 1933, as amended. At or after the Effective Time, HoldingCo shall file (i) an appropriate report on Form 8-K describing the Merger and (ii) appropriate pre-effective and/or post-effective amendments, as applicable, to any Registration Statements of UFC on Form S-8.
     2. Actions to be Taken in Connection with the Merger.
          a. Assumption of UFC Awards. At the Effective Time, all unexercised and unexpired options to purchase UFC Common Stock (“UFC Options”) or shares of restricted stock (collectively with UFC Options, “UFC Awards”) then outstanding, including those issued under either the United Fire & Casualty Company 2005 Nonqualified Non-Employee Director Stock Option and Restricted Stock Plan, the United Fire & Casualty Company 2008 Stock Plan or the other rights to acquire UFC Common Stock under the United-Lafayette 401(K) Profit Sharing Plan or The United Fire & Casualty Company Employees Stock Purchase Plan (collectively, the “UFC Plans”), whether or not then exercisable, will be assumed by HoldingCo. Each UFC Award so assumed by HoldingCo under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the UFC Awards and the applicable UFC Plan and any agreements thereunder immediately prior to the Effective Time (including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby) and per share exercise price), except that each UFC Award will be exercisable (or will become exercisable in accordance with its terms) for, or shall be denominated with reference to, that number of shares of HoldingCo Common Stock equal to the number of shares of UFC Common Stock that were subject to such UFC Award immediately prior to the Effective Time. The conversion of any UFC Options that are “incentive stock options” within the meaning of Section 422 of the Code, into options to purchase HoldingCo Common Stock shall be made in a manner consistent with Section 424(a) of the Code so as not to constitute a “modification” of such UFC Options within the meaning of Section 424 of the Code.

          b. Assignment and Assumption of Agreements. Effective as of the Effective Time, UFC hereby assigns to HoldingCo, and HoldingCo hereby assumes and agrees to perform, all obligations of UFC pursuant to the UFC Awards and the UFC Plans, each stock option agreement and restricted stock agreement, including those entered into pursuant to UFC Plans, and each outstanding UFC Award.
          c. Reservation of Shares. On or prior to the Effective Time, HoldingCo will reserve sufficient shares of HoldingCo Common Stock to provide for the issuance of HoldingCo Common Stock upon exercise of UFC Awards, including those outstanding under UFC Plans.
          d. Registration Statement; Proxy/Prospectus. As promptly as practicable after the execution of this Agreement, UFC shall prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement in preliminary form relating to the Shareholders’ Meeting (as hereinafter defined) (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and HoldingCo shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement” and the prospectus contained in the Registration Statement together with the Proxy Statement, the “Proxy/Prospectus”), in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the shares of HoldingCo Common Stock to be issued to the shareholders of UFC as the Merger Consideration. Each of HoldingCo and UFC shall use its reasonable best efforts to cause the Registration Statement to become effective and the Proxy Statement to be cleared by the SEC as promptly as practicable, and, prior to the effective date of Registration Statement, HoldingCo shall take all actions reasonably required under any applicable federal securities laws or state blue sky laws in connection with the issuance of shares of HoldingCo Common Stock pursuant to the Merger. As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy Statement shall have been cleared by the SEC, UFC shall mail or cause to be mailed or otherwise make available in accordance with the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Proxy/Prospectus to its shareholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing or otherwise making available to UFC’s shareholders the Proxy/Prospectus in light of the date set for the Shareholders’ Meeting.
          e. Meeting of UFC Shareholders. UFC shall take all action necessary in accordance with the IBCA and its amended and restated articles of incorporation and amended and restated bylaws to call, hold and convene a meeting of its shareholders to consider the adoption of this Agreement (the “Shareholders’ Meeting”) to be held no less than 10 nor more than 60 days following the distribution of the definitive Proxy/Prospectus to its shareholders. UFC will use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement and approval of the Merger. UFC may adjourn or postpone the Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy/Prospectus is provided to its shareholders in advance of any vote on this Agreement and the Merger or, if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy/Prospectus) there are insufficient shares of UFC Common Stock voting in favor of the adoption of this Agreement and approval of the Merger or represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Shareholders’ Meeting.
          f. Section 16 Matters. Prior to the Effective Time, the Board of Directors of UFC or an appropriate committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act) shall adopt a resolution consistent with the interpretive guidance of the SEC so that the receipt by any officer or director of UFC who is a covered person for purposes of Section 16(a) of the Exchange Act of shares of HoldingCo Common Stock in exchange for shares of UFC Common Stock or UFC Options pursuant to this Agreement and the Merger is intended to be an exempt transaction pursuant to Section 16b-3 of the Exchange Act. Prior to the Effective Time, the Board of Directors of HoldingCo or an appropriate committee of non-employee directors (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act) shall adopt a resolution consistent with the interpretive guidance of the SEC so that the receipt by any officer or director of UFC or HoldingCo who is a covered person for purposes of Section 16(a) of the Exchange Act of shares of HoldingCo Common Stock or options in exchange for shares of UFC Common Stock or UFC Options pursuant to this Agreement and the Merger is intended to be an exempt transaction for purposes of Section 16b-3 of the Exchange Act.
     3. Conditions of Merger. The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment or waiver by the parties hereto at or prior to the Effective Time of each of the following conditions:
          a. The Registration Statement shall have been deemed or declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or, to the knowledge of HoldingCo or UFC, threatened by the SEC and not concluded or withdrawn. No similar proceeding with respect to the Proxy Statement shall have been initiated or, to the knowledge of HoldingCo or UFC, threatened, by the SEC and not concluded or withdrawn.
          b. This Agreement and the Merger shall have been approved by the requisite vote of the shareholders of UFC in accordance with the IBCA and the amended and restated articles of incorporation of UFC.
          c. The HoldingCo Common Stock to be issued pursuant to the Merger shall have been approved for listing by The NASDAQ Stock Market, LLC (the “NASDAQ”).
          d. UFC shall have made such filings, and obtained such permits, authorizations, consents, approvals or terminations or expirations of waiting periods required by the corporate and insurance laws and regulations of all applicable jurisdictions.
          e. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.
          f. The Boards of Directors of UFC and HoldingCo shall have received the legal opinion of Bradley & Riley PC in form and substance reasonably satisfactory to them indicating that holders of UFC Common Stock will not recognize gain or loss for United States federal income tax purposes as a result of the transactions contemplated by this Agreement.

     4. Covenants.
          a. Listing of HoldingCo Common Stock. HoldingCo will use its best efforts to obtain, at or before the Effective Time, confirmation of listing on NASDAQ of the HoldingCo Common Stock issuable pursuant to the Merger.
          b. UFC Awards. UFC and HoldingCo will take or cause to be taken all actions necessary or desirable in order to implement the assumption by HoldingCo pursuant to Section 2(b), above, of the UFC Plans, the UFC Awards, each stock option agreement or restricted stock agreement entered into pursuant to the UFC Plans and otherwise, and each UFC Award granted thereunder or otherwise, all to the extent deemed appropriate by UFC and HoldingCo and permitted under applicable law.
          c. Insurance. HoldingCo shall procure insurance or cause the execution of the insurance policies of UFC such that, upon consummation of the Merger, HoldingCo shall have insurance coverage that is substantially identical to the insurance coverage held by UFC immediately prior to the Merger.
     5. Termination and Amendment.
          a. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of UFC if such Board of Directors should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of UFC or its shareholders. In the event of such termination and abandonment, this Agreement shall become void and UFC, HoldingCo, MergeCo, their respective shareholders, members, directors and officers shall not have any liability with respect to such termination and abandonment.
          b. Amendment. At any time prior to the Effective Time, this Agreement may, to the extent permitted by the IBCA, be supplemented, amended or modified by the mutual consent of the parties to this Agreement.
     6. Miscellaneous Provisions.
          a. Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Iowa.
          b. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.
          c. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
          d. Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

          e. No Third-Party Beneficiaries. Nothing contained in this Agreement is intended by the parties hereto to expand the rights and remedies of any person or entity not party hereto against any party hereto as compared to the rights and remedies which such person or entity would have had against any party hereto had the parties hereto not consummated the transactions contemplated hereby.
          f. Tax Matters. Each of UFC and HoldingCo will comply with the recordkeeping and information reporting requirements of the Code that are imposed as a result of the transactions contemplated hereby, and will provide information reporting statements to holders of UFC Common Stock at the time and in the manner prescribed by the Code and applicable Treasury Regulations.
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Signature page for agreement and plan of reorganization.
          In Witness Whereof, UFC, HoldingCo and MergeCo have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

United Fire & Casualty Company
By:	/s/ Randy A. Ramlo
Randy A. Ramlo, President

United Fire Group, Inc.
By:	/s/ Randy A. Ramlo
Randy A. Ramlo, President

UFC MergeCo, Inc.
By:	/s/ Randy A. Ramlo
Randy A. Ramlo, President